Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet, Inc. Announces the Appointment of Kees Wesdorp as President and Chief Executive Officer of RadNet’s Digital Health Division

•	Former Chief Business Leader of Philips’ multi-billion-dollar Precision Diagnosis division and member of Philips’ Executive Committee
•	End-to-end responsibility for Philip’s CT, MR, dXR, Ultrasound and Diagnostic Informatics (radiology software) businesses
•	Proven track record of building and managing radiology software solutions, including significant experience with AI development and commercialization

Los Angeles, Calif., September 12, 2024 — RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers and digital health solutions, announced today the appointment of Kees Wesdorp as President and Chief Executive Officer of RadNet’s Digital Health division and a member of the RadNet executive management team. Mr. Wesdorp will assume leadership for the company’s Digital Health products and services, including the current portfolio of radiology informatics (eRAD Radiology Information/Image Management Systems and DeepHealth OS) and clinical Artificial Intelligence (AI) solutions in breast, prostate, lung and neuro marketed under the DeepHealth brand.

Since 2023, Mr. Wesdorp has served as a Managing Director at Hellman & Friedman where he focused on driving transformation at Hellman & Friedman’s portfolio companies in Europe. Prior to Hellman & Friedman, Mr. Wesdorp spent six years in business leadership roles at Philips (Koninklijke Philips N.V.) and was part of the Philips Executive Committee, leading the multi-billion-dollar Precision Diagnosis division overseeing Magnetic Resonance Imaging (MRI), Computed Tomography (CT), Advanced Molecular Imaging (AMI), Diagnostic X-Ray (DXR), Ultrasound, Enterprise Diagnostic Informatics (radiology software) and Precision Diagnosis Solutions -- including pathology, oncology and tele-radiology solutions.

Prior to joining Philips, Mr. Wesdorp was an Executive Vice President at Bain Capital, focusing on driving transformation in selected Bain Capital portfolio companies. Before Bain Capital, Mr. Wesdorp worked for NXP Semiconductors and was involved in the transformation of NXP in a variety of operational and functional roles.

“The strengthening of our Digital Health management team through a senior leader like Kees is indicative of the strong momentum in our digital businesses and a commitment to our health informatics and artificial intelligence applications roadmap. Kees is a seasoned healthcare executive with a proven track record in leading and growing healthcare businesses and in directing digital transformations,” noted Howard Berger, M.D., President and Chief Executive Officer of RadNet. “We are confident that Kees’ leadership and insights as well as his knowledge of medical imaging equipment will be instrumental as we continue to evolve our Digital Health offerings to meet the growing demand for more efficient and accessible care solutions in the diagnostic imaging sector.”

Mr. Wesdorp commented, “I am excited to join RadNet and to lead its Digital Health division, which includes dynamically growing platforms in radiology software and generative and clinical AI solutions. I believe RadNet is uniquely positioned to redefine how Radiology is practiced through its portfolio of clinical and operational technologies, as evidenced by its recent success in offering the AI-powered Enhanced Breast Cancer Detection (EBCD) program to RadNet patients nationwide. I look forward to working with the RadNet and Digital Health teams to deliver innovation that can further drive efficiency, accuracy and productivity in Radiology –resulting in improvement in patient outcomes and population health.”

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About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 398 owned and/or operated outpatient imaging centers. RadNet's markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. In addition, RadNet provides radiology information technology and artificial intelligence solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technologists, RadNet has a total of over 10,000 employees. For more information, visit http://www.radnet.com.

For more information, visit http://www.radnet.com.

About DeepHealth

DeepHealth, a wholly-owned subsidiary of RadNet, Inc. (NASDAQ: RDNT) provides AI-powered health informatics to empower breakthroughs in care delivery. The heart of its portfolio of solutions, the DeepHealth OS, is a cloud-native operating system that orchestrates all clinical and operational data to drive value across the enterprise. The portfolio builds on the strengths of RadNet’s existing Digital Health businesses and products, including eRAD Radiology Information Systems and Image Management Systems, Aidence lung AI, Quantib prostate AI, and DeepHealth breast AI. DeepHealth aims to elevate the role of the radiologist beyond radiology and across the entire care pathway. It empowers all users across the care continuum with personalized workflows to make work easier and more meaningful. DeepHealth leverages advanced AI operational and clinical technologies in breast, lung, brain, and prostate health, leading to increased operational efficiency, clinical confidence, and patient outcomes. https://deephealth.com/

CONTACTS:

RadNet, Inc.

Mark Stolper

Executive Vice President and Chief Financial Officer

310-445-2800

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